Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE THIRD QUARTER OF 2013;
PROVIDES OPERATIONS UPDATE

•	Record quarterly average daily production of 138.8 MBOE per day at top end of guidance range of 132 - 139 MBOE per day; quarterly production mix of 50% liquids/50% natural gas

•	Quarterly GAAP net income of $70.7 million, or $1.04 per diluted share; adjusted quarterly net income of $105.4 million, or $1.54 per diluted share

•	Record quarterly EBITDAX of $410.4 million; GAAP net cash provided by operating activities of $404.5 million exceeds capital expenditures of $387.4 million

•	Successful Wolfcamp B well (30-day peak initial production 1,226 BOE per day); Company adds acreage in Midland Basin with potential in multiple benches of the Wolfcamp interval

DENVER, CO October 29, 2013 - SM Energy Company (NYSE: SM) announces its financial results for the third quarter of 2013 and provides an operations update. In addition, a new presentation concerning the Company's third quarter earnings and operations update will be posted on the Company's website at www.sm‑energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on October 30, 2013. Information for the call can be found below.

THIRD QUARTER 2013 RESULTS

SM Energy reported net income for the third quarter of 2013 of $70.7 million, or $1.04 per diluted share. This compares to a net loss of $38.3 million, or $0.58 per diluted share, for the same period of 2012.

Adjusted net income for the third quarter of 2013 was $105.4 million, or $1.54 per diluted share, compared to adjusted net income of $9.7 million, or $0.14 per diluted share, for the same period of 2012. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and are generally items whose timing and/or amount cannot be reasonably estimated.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") was $410.4 million for the third quarter of 2013, a quarterly record, and an increase of 57% from $260.9 million for the same period of 2012.

Adjusted net income and EBITDAX are non-GAAP financial measures. Please refer to the respective reconciliations in the Financial Highlights section at the end of this release for additional information about these measures.

Total operating revenues for the third quarter of 2013 were $613.1 million compared to $379.0 million for the same period of 2012, a 62% increase from period to period. The table below provides the average realized prices received by product, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for the Three Months Ended September 30, 2013
	Before the effect of derivative cash settlements	After the effect of derivative cash settlements

Oil ($/Bbl)	$96.44	$92.78
Gas ($/Mcf)	$3.81	$4.10
Natural gas liquids ($/Bbl)	$34.01	$34.50
Equivalent ($/BOE)	$47.13	$46.99

The table below presents key performance measures and metrics, as well as previously provided guidance for the third quarter of 2013:

Production	Reported	3Q13 Guidance

Average daily production (MBOE/d)	138.8	132 - 139
Total production (MMBOE)	12.77	12.2 - 12.8

Costs
LOE ($/BOE)	$4.77	$4.55 - $4.80
Transportation ($/BOE)	$5.38	$5.50 - $5.75
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.8%	5.0% - 5.5%

G&A - Cash ($/BOE)	$1.90	$2.15 - $2.35
G&A - Cash NPP ($/BOE)	$0.34	$0.25 - $0.40
G&A - Non-cash ($/BOE)	$0.42	$0.45 - $0.60
Total G&A ($/BOE)	$2.66	$2.85 - $3.35

DD&A ($/BOE)	$15.33	$17.30 - $18.50

Reported average daily production increased by 5% from production of 131.8 MBOE per day in the second quarter of 2013. In the third quarter, SM Energy's reported production mix was 30% oil/condensate, 20% NGLs, and 50% natural gas.

In the third quarter, the Company reported per unit cost metrics within or below the previously provided guidance ranges. Cash G&A per unit costs were 16% below the midpoint of the provided guidance range due to lower than expected compensation related expenses. DD&A was below the provided guidance range due to improving finding and development costs in the Company's core development programs.

OPERATIONS UPDATE

Eagle Ford Shale
The Company's operated net production in the Eagle Ford shale averaged 68.1 MBOE per day in the third quarter of 2013, a 3% sequential increase over second quarter production of 66.1 MBOE per day. Average daily production in the third quarter of 2013 from the Company's operated Eagle Ford shale program increased 68% over the third quarter of 2012. During the third quarter, SM Energy made 25 flowing completions in its operated Eagle Ford shale program, the vast majority of which were located on the Company's Briscoe Ranch acreage. The build out of the Company's third party gathering system remained on schedule in the third quarter, with 12 facilities in service by quarter-end.

In the non-operated portion of the Company's Eagle Ford shale program, net production for the third quarter of 2013 averaged 19.8 MBOE per day, an approximately 14% sequential increase over the second quarter of 2013 production of 17.4 MBOE per day and an approximately 41% increase over the third quarter of 2012. The operator ran nine drilling rigs during the third quarter of 2013.

Bakken / Three Forks
In the third quarter, SM Energy continued to focus its drilling on the Bakken and Three Forks formations in its Raven/Bear Den and Gooseneck prospects in McKenzie, Williams and Divide Counties, North Dakota. Third quarter average daily production for the Company's Bakken/Three Forks program was 14.9 MBOE per day, a 9% sequential increase from the second quarter production of 13.7 MBOE per day and a 35% increase from the third quarter of 2012. During the third quarter, the Company made 13 gross flowing completions in its operated Bakken/Three Forks program.

Permian Basin
During the third quarter of 2013, the Company successfully completed its first horizontal Wolfcamp B shale well, the Dorcus 3035H (SM 100% WI), in Upton County, Texas with a 30-day initial peak production rate of 1,226 BOE/d (82% oil). The Dorcus well was completed with an effective lateral section of approximately 5,000 feet and 25 completion stages.
In Upton County, Texas, SM Energy has completed and is flowing back its second horizontal well, the Britain 3133H well (SM 100% WI), and is completing a third horizontal well, the CVX 4134H (SM 100% WI). Both of the aforementioned wells are targeting the Wolfcamp B interval. The Company expects to drill a horizontal Wolfcamp B well in Dawson County, Texas in the fourth quarter of 2013.
SM Energy now has approximately 72,500 net acres leased or committed in the Midland Basin prospective for multiple benches of the Wolfcamp shale including approximately 32,500 net acres of recently acquired leasehold. Of this amount, approximately 19,000 net acres are associated with the Company’s legacy assets in the Sweetie Peck and Halff East fields in Upton County, Texas. The remaining 53,500 Midland Basin net acres are primarily located in Gaines and Dawson Counties, Texas. The Company now has approximately 130,000 total net acres in the Permian Basin comprised of the aforementioned Midland Basin acreage, approximately 55,000 net acres in its Tredway Mississippian program, and approximately 2,750 in southeastern New Mexico. This acreage total excludes the Company's approximate 14,000 net acres that are being marketed for sale in Andrews County, Texas.

Additional information on the Company's aforementioned Midland Basin program is included in the presentation that will be used during its third quarter earnings and operational update scheduled for October 30, 2013.

FINANCIAL POSITION AND LIQUIDITY

As of the end of the quarter, the Company's long-term debt balance was unchanged from the previous quarter. At September 30, 2013, outstanding borrowings were $1.6 billion, comprised of $28.0 million drawn on its revolving credit facility and an aggregate amount of $1.6 billion of senior notes. As of September 30, 2013, the Company's debt to twelve month trailing EBITDAX decreased to 1.2 times and its debt-to-book capitalization ratio was 51%. As of the end of the third quarter, the Company had $1.3 billion in undrawn commitments on its revolving credit facility. During the third quarter, the Company had net cash provided by operating activities of $404.5 million, exceeding quarterly capital expenditures of $387.4 million.

UPDATED PRODUCTION, AND PERFORMANCE GUIDANCE

The Company is providing updated production and performance guidance for the fourth quarter and full year 2013 in the table below:

Guidance for 2013
	4Q13	FY2013
Production (MMBOE)	12.8 - 13.5	47.9 - 48.6
Average daily production (MBOE/d)	139 - 146	129 - 135

LOE ($/BOE)	$4.65 - $4.90	$4.75 - $5.00
Transportation ($/BOE)	$5.40 - $5.65	$5.15 - $5.45
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.0% - 5.5%	5.0% - 5.5%

G&A - Cash ($/BOE)	$2.15 - $2.35	$2.10 - $2.30
G&A - Cash NPP ($/BOE)	$0.25 - $0.40	$0.25 - $0.40
G&A - Non-cash ($/BOE)	$0.45 - $0.60	$0.50 - $0.65
Total G&A ($/BOE)	$2.85 - $3.35	$2.85 - $3.35

DD&A ($/BOE)	$15.00 - $16.00	$16.65 - $17.50

Effective income tax rate range		37.2% - 37.8%
% of income tax that is current		<2%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for October 30, 2013, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). The call participation number is 877-445-0811, and the conference ID number is 85897325. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 85897325. International participants may dial 617‑401-8115 to take part in the conference call, using the conference ID number 85897325, and may access a replay of the call at 404-537-3406, using conference ID number 85897325. Replays may be accessed through November 13, 2013.

This call is being webcast live and may be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through November 13, 2013.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of announced acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions, including, but not limited to, the Company's announced plans to divest of assets including those located in the Anadarko Basin; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts, including, but not limited to, the Company's announced plans to divest of assets including those located in the Anadarko Basin; the volatility and level of oil, natural gas, and natural gas liquids prices; uncertainties inherent in projecting future rates of production from drilling activities and acquisitions; the imprecise nature of estimating oil and gas reserves; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2012 Annual Report on Form 10-K. The forward looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at
www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444
Brent Collins, ir@sm-energy.com, 303-863-4326

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2013

Production Data	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2013	2012	Percent Change	2013	2012	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$96.44	$83.98	15%	$92.93	$85.76	8%
Gas (per Mcf)	3.81	3.05	25%	3.91	2.78	41%
NGL (per Bbl)	34.01	34.82	(2)%	34.77	38.53	(10)%
Equivalent (per BOE)	$47.13	$39.36	20%	$45.74	$39.77	15%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$92.78	$82.15	13%	$91.33	$83.04	10%
Gas (per Mcf)	4.10	3.44	19%	4.09	3.35	22%
NGL (per Bbl)	34.50	37.39	(8)%	35.93	39.61	(9)%
Equivalent (per BOE)	$46.99	$40.56	16%	$46.05	$41.10	12%

Production:
Oil (MMBbls)	3.83	2.63	46%	10.19	7.49	36%
Gas (Bcf)	38.46	31.31	23%	109.85	88.10	25%
NGL (MMBbls)	2.53	1.66	53%	6.61	4.20	57%
MMBOE	12.77	9.50	34%	35.11	26.38	33%

Average daily production:
Oil (MBbls per day)	41.6	28.6	46%	37.3	27.4	36%
Gas (MMcf per day)	418.1	340.3	23%	402.4	321.5	25%
NGL (MBbls per day)	27.5	18.0	53%	24.2	15.3	58%
MBOE	138.8	103.3	34%	128.6	96.3	34%

Per BOE Data:
Realized price before the effects of derivative cash settlements	$47.13	$39.36	20%	$45.74	$39.77	15%
Lease operating expense	4.77	4.89	(2)%	4.89	5.01	(2)%
Transportation costs	5.38	3.90	38%	5.22	3.64	43%
Production taxes	2.29	1.99	15%	2.26	2.00	13%
General and administrative	2.66	3.39	(22)%	2.89	3.47	(17)%
Operating profit, before the effects of derivative cash settlements	$32.03	$25.19	27%	$30.48	$25.65	19%
Derivative cash settlements	(0.14)	1.20	(112)%	0.31	1.33	(77)%
Operating profit, including the effects of derivative cash settlements	$31.89	$26.39	21%	$30.79	$26.98	14%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$15.33	$20.25	(24)%	$17.67	$19.85	(11)%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2013

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Operating revenues:
Oil, gas, and NGL production revenue	$601,787	$373,928	$1,605,882	$1,049,131
Realized hedge gain (loss)	(489)	501	(1,777)	2,338
Loss on divestiture activity	(6,216)	(8,532)	(510)	(31,246)
Other operating revenues	18,025	13,054	53,052	40,571
Total operating revenues	613,107	378,951	1,656,647	1,060,794

Operating expenses:
Oil, gas, and NGL production expense	158,921	102,447	434,291	280,713
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	195,792	192,432	620,232	523,610
Exploration	16,280	25,417	52,335	66,031
Impairment of proved properties	5,935	—	61,706	38,523
Abandonment and impairment of unproved properties	3,818	447	8,459	11,296
General and administrative	33,920	32,171	101,574	91,443
Change in Net Profits Plan liability	940	798	(6,423)	(17,342)
Derivative (gain) loss	39,933	55,856	(14,685)	(40,040)
Other operating expenses	20,084	12,219	71,192	40,780
Total operating expenses	475,623	421,787	1,328,681	995,014

Income (loss) from operations	137,484	(42,836)	327,966	65,780

Non-operating income (expense):
Interest income	28	126	64	201
Interest expense	(24,488)	(18,362)	(65,170)	(45,352)

Income (loss) before income taxes	113,024	(61,072)	262,860	20,629
Income tax (expense) benefit	(42,334)	22,736	(98,921)	(7,740)

Net income (loss)	$70,690	$(38,336)	$163,939	$12,889

Basic weighted-average common shares outstanding	66,943	65,745	66,486	64,815

Diluted weighted-average common shares outstanding	68,253	65,745	67,969	67,343

Basic net income (loss) per common share	$1.06	$(0.58)	$2.47	$0.20

Diluted net income (loss) per common share	$1.04	$(0.58)	$2.41	$0.19

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2013

Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)	September 30,	December 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$176	$5,926
Accounts receivable	278,125	254,805
Refundable income taxes	2,854	3,364
Prepaid expenses and other	10,498	30,017
Derivative asset	43,305	37,873
Deferred income taxes	10,912	8,579
Total current assets	345,870	340,564

Property and equipment (successful efforts method):
Land	1,857	1,845
Proved oil and gas properties	5,414,842	5,401,684
Less - accumulated depletion, depreciation, and amortization	(2,418,939)	(2,376,170)
Unproved oil and gas properties	263,662	175,287
Wells in progress	301,609	273,928
Materials inventory, at lower of cost or market	14,115	13,444
Oil and gas properties held for sale net of accumulated depletion, depreciation and amortization of $539,769 in 2013 and $20,676 in 2012	400,393	33,620
Other property and equipment, net of accumulated depreciation of $27,571 in 2013 and $22,442 in 2012	203,799	153,559
Total property and equipment, net	4,181,338	3,677,197

Noncurrent assets:
Derivative asset	28,659	16,466
Restricted cash	94,700	86,773
Other noncurrent assets	86,278	78,529
Total other noncurrent assets	209,637	181,768
Total Assets	$4,736,845	$4,199,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$601,131	$525,627
Derivative liability	22,648	8,999
Other current liabilities	6,000	6,920
Total current liabilities	629,779	541,546

Noncurrent liabilities:
Revolving credit facility	28,000	340,000
6.625% Senior Notes Due 2019	350,000	350,000
6.50% Senior Notes Due 2021	350,000	350,000
6.50% Senior Notes Due 2023	400,000	400,000
5.0% Senior Notes Due 2024	500,000	—
Asset retirement obligation	101,650	112,912
Asset retirement obligation associated with oil and gas properties held for sale	25,339	1,393
Net Profits Plan liability	72,404	78,827
Deferred income taxes	639,000	537,383
Derivative liability	6,873	6,645
Other noncurrent liabilities	47,016	66,357
Total noncurrent liabilities	2,520,282	2,243,517

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 66,994,516 shares in 2013 and 66,245,816 shares in 2012; outstanding, net of treasury shares: 66,972,104 shares in 2013 and 66,195,235 shares in 2012	670	662
Additional paid-in capital	247,165	233,642
Treasury stock, at cost: 22,412 shares in 2013 and 50,581 shares in 2012	(823)	(1,221)
Retained earnings	1,347,674	1,190,397
Accumulated other comprehensive loss	(7,902)	(9,014)
Total stockholders’ equity	1,586,784	1,414,466
Total Liabilities and Stockholders’ Equity	$4,736,845	$4,199,529

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2013

Condensed Consolidated Statements of Cash Flows
(in thousands)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$70,690	$(38,336)	$163,939	$12,889
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on divestiture activity	6,216	8,532	510	31,246
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	195,792	192,432	620,232	523,610
Exploratory dry hole expense	(8)	10,353	5,878	18,551
Impairment of proved properties	5,935	—	61,706	38,523
Abandonment and impairment of unproved properties	3,818	447	8,459	11,296
Stock-based compensation expense	7,427	9,359	25,495	21,731
Change in Net Profits Plan liability	940	798	(6,423)	(17,342)
Derivative (gain) loss	39,933	55,856	(14,685)	(40,040)
Derivative Cash Settlement gain (loss)	(1,288)	10,921	12,715	32,803
Amortization of debt discount and deferred financing costs	1,474	1,076	3,914	5,692
Deferred income taxes	42,380	(22,910)	98,619	7,305
Plugging and abandonment	(3,707)	(288)	(7,453)	(1,804)
Other	(2,840)	1,773	2,929	906
Changes in current assets and liabilities:
Accounts receivable	14,075	(19,417)	(45,209)	(18,682)
Refundable income taxes	(138)	(639)	510	2,339
Prepaid expenses and other	(2,291)	(1,444)	(2,971)	(6,203)
Accounts payable and accrued expenses	26,106	34,785	72,704	30,766
Net cash provided by operating activities	404,514	243,298	1,000,869	653,586

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	155	33,253	20,498	48,663
Capital expenditures	(387,363)	(421,389)	(1,121,355)	(1,126,755)
Acquisition of proved and unproved oil and gas properties	(2,806)	(292)	(62,007)	(5,604)
Other	1,431	(111)	(3,509)	—
Net cash used in investing activities	(388,583)	(388,539)	(1,166,373)	(1,083,696)

Cash flows from financing activities:
Proceeds from credit facility	460,000	432,000	976,500	1,234,500
Repayment of credit facility	(460,000)	(265,000)	(1,288,500)	(1,006,500)
Deferred financing costs related to credit facility	—	—	(3,444)	—
Net proceeds from 5.0% Senior Notes Due 2024	(546)	—	490,274	—
Net proceeds from 6.50% Senior Notes Due 2023	—	(113)	—	392,223
Repayment of 3.50% Senior Convertible Notes	—	—	—	(287,500)
Proceeds from sale of common stock	798	533	4,450	3,421
Dividends paid	—	—	(3,314)	(3,208)
Net share settlement from issuance of stock awards	(16,203)	(21,605)	(16,203)	(21,605)
Other	20	(574)	(9)	(231)
Net cash provided by (used in) financing activities	(15,931)	145,241	159,754	311,100

Net change in cash and cash equivalents	—	—	(5,750)	(119,010)
Cash and cash equivalents at beginning of period	176	184	5,926	119,194
Cash and cash equivalents at end of period	$176	$184	$176	$184

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2013

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (loss) (GAAP)
to adjusted net income (Non-GAAP):
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Reported net income (loss) (GAAP)	$70,690	$(38,336)	$163,939	$12,889

Adjustments net of tax: (1)
Change in Net Profits Plan liability	588	500	(4,008)	(10,873)
Derivative (gain) loss	24,958	35,022	(9,163)	(25,105)
Derivative cash settlement (gain) loss	(805)	6,847	7,934	20,567
Loss on divestiture activity	3,885	5,350	318	19,591
Impairment of proved properties	3,709	—	38,505	24,154
Abandonment and impairment of unproved properties	2,386	280	5,278	7,082

Adjusted net income (Non-GAAP) (2)	$105,411	$9,663	$202,803	$48,305

Diluted weighted-average common shares outstanding:	68,253	66,973	67,969	67,343

Adjusted net income per diluted common share:	$1.54	$0.14	$2.98	$0.72

(1) For the three and nine-month periods ended September 30, 2013, adjustments are shown net of tax using the Company's effective rate of 37.5%, and 37.6% respectively, as calculated by dividing income tax expense by income before income taxes on the consolidated statement of operations. For the three and nine-month period ended September 30, 2012, adjustments are shown net of tax and are calculated using a tax rate of 37.3%, which approximates the Company's statutory tax rate for that period, as adjusted for ordinary permanent differences.

(2) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results and generally are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, derivative (gain) loss net of cash settlements, impairment of proved properties, abandonment and impairment of unproved properties, and loss on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (unaudited)
September 30, 2013
EBITDAX
(in thousands)

Reconciliation of net income (loss) (GAAP) to EBITDAX (Non-GAAP) to net cash provided by operating activities (GAAP)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Net income (loss) (GAAP)	$70,690	$(38,336)	$163,939	$12,889
Interest expense	24,488	18,362	65,170	45,352
Interest income	(28)	(126)	(64)	(201)
Income tax (benefit) expense	42,334	(22,736)	98,921	7,740
Depreciation, depletion, amortization, and asset retirement obligation liability accretion	195,792	192,432	620,232	523,610
Exploration (1)	14,176	25,417	45,783	66,031
Impairment of proved properties	5,935	—	61,706	38,523
Abandonment and impairment of unproved properties	3,818	447	8,459	11,296
Stock-based compensation expense	7,427	9,359	25,495	21,731
Derivative (gain) loss	39,933	55,856	(14,685)	(40,040)
Derivative cash settlement gain (loss)	(1,288)	10,921	12,715	32,803
Change in Net Profits Plan liability	940	798	(6,423)	(17,342)
Loss on divestiture activity	6,216	8,532	510	31,246
EBITDAX (Non-GAAP) (2)	410,433	260,926	1,081,758	733,638
Interest expense	(24,488)	(18,362)	(65,170)	(45,352)
Interest income	28	126	64	201
Income tax benefit (expense)	(42,334)	22,736	(98,921)	(7,740)
Exploration	(14,176)	(25,417)	(45,783)	(66,031)
Exploratory dry hole expense	(8)	10,353	5,878	18,551
Amortization of debt discount and deferred financing costs	1,474	1,076	3,914	5,692
Deferred income taxes	42,380	(22,910)	98,619	7,305
Plugging and abandonment	(3,707)	(288)	(7,453)	(1,804)
Other	(2,840)	1,773	2,929	906
Changes in current assets and liabilities	37,752	13,285	25,034	8,220
Net cash provided by operating activities (GAAP)	$404,514	$243,298	$1,000,869	$653,586

(1) Stock-based compensation expense is a component of exploration expense and general and administrative expense on the accompanying statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amount shown on the accompanying statements of operations because of the component of stock-based compensation expense recorded to exploration.

(2) EBITDAX represents income (loss) before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non-cash stock compensation expense, derivative (gain) loss net of cash settlements, change in the Net Profit Plan liability, and loss on divestitures. EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure, for analysis of the Company's ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under its credit facility based on its debt to EBITDAX ratio. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, profitability, or liquidity measures prepared under GAAP. Because EBITDAX excludes some, but not all items that affect net income and may vary among companies, the EBITDAX amounts presented may not be comparable to similar metrics of other companies.